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                 Consent of Independent Auditors





The Board of Directors
ICG Communications, Inc.:


We consent to incorporation by reference in the registration statements No. 33-96660 and 333-08729 on Form S-3 of IntelCom Group Inc. and No. 33-14127 on Form S-8 of ICG Communications, Inc. of our reports dated February 21, 1997, relating to the consolidated balance sheets of ICG Communications, Inc. and subsidiaries as of September 30, 1995 and 1996, and December 31, 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 1996, and the three-month period ended December 31, 1996, and the related financial statement schedule, which reports appear in the December 31, 1996 Transition Report on Form 10-K of ICG Communications, Inc.

As explained in note 2 to the consolidated financial statements, during the year ended September 30, 1996, the Company changed its method of accounting for long-term telecom services contracts.



                                            KPMG Peat Marwick LLP


Denver, Colorado
February 21, 1997